                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]      FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                J. BAKER, INC.
                (Name of Registrant as Specified In Its Charter)

                                J. BAKER, INC.
                  (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

                                 J. BAKER, INC.
                              555 TURNPIKE STREET
                          CANTON, MASSACHUSETTS 02021

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 2, 1998

To the Stockholders of
  J. BAKER, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of J. Baker, Inc. (the "Company") will be held at the offices of the Company, 555 Turnpike Street, Canton, Massachusetts on Tuesday, June 2, 1998, at 9:30 a.m., for the following purposes:

     1. To elect three Class III Directors to serve for a three-year term until the 2001 Annual Meeting and until their respective successors are elected and qualified;

     2. To consider and act upon a proposal to amend the Company's 1994 Equity Incentive Plan, as more fully described in the accompanying Proxy Statement;

     3. To consider and act upon a proposal to amend the Company's 1992 Directors' Stock Option Plan, as more fully described in the accompanying Proxy Statement;

     4. To ratify the selection of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending January 30, 1999; and

     5. To consider and act upon any matters incidental to the foregoing or any other matters which may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on April 10, 1998 will be entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

                                            By Order of the Board of Directors


                                            MARK T. BEAUDOUIN
                                            Clerk

Canton, Massachusetts
April 27, 1998



                                   IMPORTANT

     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS. ACCORDINGLY, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE PAID ENVELOPE. IF YOU SO CHOOSE, YOU MAY VOTE YOUR SHARES IN PERSON AT THE MEETING.

                                 J. BAKER, INC.
                              555 TURNPIKE STREET
                          CANTON, MASSACHUSETTS 02021

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 2, 1998

GENERAL INFORMATION

     This proxy statement and the accompanying proxy card are being mailed to stockholders commencing on or about April 27, 1998. The accompanying proxy is solicited by the Board of Directors of J. Baker, Inc. (the "Company") for use at its Annual Meeting of Stockholders to be held at the offices of the Company, 555 Turnpike Street, Canton, Massachusetts on June 2, 1998, at 9:30 a.m., and any adjournments or postponements thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and a limited number of employees may assist in the solicitation of proxies by mail, telephone and personal interview without additional compensation.

     When a proxy is returned properly signed, the shares represented thereby will be voted by the persons named as proxies in accordance with the stockholder's directions. If a proxy is signed and no instructions are given, the shares will be voted "FOR" the nominees named herein under proposal number 1 and "FOR" proposals number 2, 3 and 4 as set forth in the preceding Notice of Annual Meeting, and in the proxies' discretion as to other matters that may properly come before the meeting. The presence of a stockholder at the Annual Meeting will not automatically revoke a stockholder's proxy. A stockholder may, however, revoke a proxy at any time prior to the voting thereof on any matter by filing with the Clerk of the Company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

     The Board of Directors has fixed April 10, 1998 as the record date for the meeting. Only stockholders of record on the record date are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. As of April 10, 1998, there were 13,919,190 shares of Common Stock, par value $.50 per share ("Common Stock"), of the Company issued and outstanding. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not counted for purposes of determining whether a proposal presented to stockholders has been approved.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of April 1, 1998, with respect to the shares of Common Stock of the Company beneficially owned by
(i) any person who is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company, (ii) each Director of the Company and each of the nominees for election as a Director of the Company,
(iii) each of the executive officers named in the Summary Compensation Table beginning on page 12 (the "Summary Compensation Table") and (iv) the current Directors and executive officers as a group.

                                                                                    AMOUNT AND
                                                                                    NATURE OF
       TITLE                       NAME, AND WITH RESPECT TO OWNERS                 BENEFICIAL     PERCENT
     OF CLASS                           OF 5% OR MORE, ADDRESS                     OWNERSHIP(1)    OF CLASS
     --------                      --------------------------------                ------------    --------
Common Stock         First Manhattan Co.                                            1,290,696(2)      9.3%
$.50 par value       437 Madison Avenue
                     New York, NY 10022

                     Princeton Services, Inc.                                       1,153,650(3)      8.3%
                     Merrill Lynch Asset Management L.P.
                     800 Scudders Mill Road
                     Plainsboro, NJ 08536

                     Dimensional Fund Advisors, Inc.                                  861,672(4)      6.2%
                     1299 Ocean Avenue
                     11th Floor
                     Santa Monica, CA 90401

                     FMR Corp.                                                      2,091,012(5)     14.1%
                     82 Devonshire Street
                     Boston, MA 02109

                     Goldman Sachs & Co.                                            1,683,800(6)     12.1%
                     85 Broad Street
                     New York, NY 10004

                     Wynnefield Partners Small Cap Value, L.P.                        707,500(7)      5.1%
                     One Penn Plaza, Suite 4720
                     New York, NY 10119

                     The TCW Group, Inc.                                              765,400(8)      5.5%
                     865 South Figueroa Street
                     Los Angeles, CA 90017

                     Strong Capital Management, Inc.                                  762,200(9)      5.5%
                     100 Heritage Reserve
                     Menomonee Falls, WI 53051

                     Sherman N. Baker                                                 345,264(10)     2.5%

                     J. Christopher Clifford                                           37,000(11)       *

                     Nancy Ryan                                                        11,000(12)       *

                     Douglas J. Kahn                                                   10,000(13)       *

                     David Pulver                                                      42,193(14)       *

                     Melvin M. Rosenblatt                                              31,500(15)       *

                     Harold Leppo                                                       5,000(13)       *

                     Philip G. Rosenberg                                               37,770(16)       *

                     James D. Lee                                                      12,480(17)       *

                     Roger J. Osborne                                                       0           *

                     Alan I. Weinstein                                                120,938(18)       *

                     Stuart M. Glasser                                                      0           *

                     Current Directors and Executive Officers as a Group
                     (12 persons)                                                     653,145(19)     4.6%

---------------

 *  Less than 1%

(1) Unless otherwise noted each person has sole voting and investment power with respect to such shares.

 (2) Information based solely on Schedule 13G of First Manhattan Co. dated February 9, 1998. The beneficial owner has reported that 157,530 shares are owned by family members of General Partners of First Manhattan Co. As to 153,050 of such shares, First Manhattan Co. disclaims beneficial ownership. The beneficial owner has reported that it has sole voting and dispositive power with respect to 6,100 shares, shared voting power with respect to 1,225,491 shares and shared dispositive power with respect to 1,284,596 shares.

 (3) Information based solely on Schedule 13G of Princeton Services, Inc. and Merrill Lynch Asset Management L.P. dated January 28, 1998. Such information indicates that shares are held by Princeton Services, Inc. as a parent holding company in accordance with Rule 13d-1(b)(ii)(G) of the Securities Exchange Act of 1934, and by Merrill Lynch Asset Management, L.P. as a registered investment advisor. The Schedule 13G indicates that shares are held as follows: (i) 1,153,650 are held by Princeton Services, Inc., and (ii) 719,150 are held by Merrill Lynch Asset Management, L.P. as a result of acting as an investment advisor to one or more investment companies and on behalf of client discretionary investment accounts. The information indicates that each entity has shared voting and dispositive power with respect to such shares.

 (4) Information based solely on Schedule 13G of Dimensional Fund Advisors, Inc. dated February 9, 1998. The beneficial owners have reported that all of such shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors, Inc. serves as investment manager. Dimensional Fund Advisors, Inc. disclaims beneficial ownership of all such shares. The beneficial owners have reported that they have sole voting power with respect to 582,754 shares and sole dispositive power with respect to 861,672 shares.

 (5) Information based solely on Schedule 13G of FMR Corp., Edward C. Johnson, III, Chairman of FMR Corp. and Abigail P. Johnson, a Director of FMR Corp., dated February 14, 1998. The beneficial owner has reported that it has sole voting power with respect to 116,588 shares and sole dispositive power with respect to 2,019,012 shares. According to such information, Mr. Johnson, Abigail P. Johnson and various Johnson family members and trusts for the benefit of Johnson family members, through their ownership of voting common stock of FMR Corp. and the execution of a shareholders' agreement, may be deemed to form a controlling group with respect to FMR Corp. The information indicates that Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 1,947,138 shares of the Company's Common Stock as a result of acting as investment advisor to several registered investment companies (the "Fidelity Funds"). Such shares include 816,738 shares of the Company's Common Stock issuable upon the conversion of the Company's convertible subordinated debentures. Each of Mr. Johnson and FMR Corp., through its control of Fidelity and the Fidelity Funds, have sole dispositive power over such 1,947,138 shares. Neither Mr. Johnson nor FMR Corp. has sole or shared voting power over such shares, as such power resides with the Boards of Trustees of the Fidelity Funds and is carried out by Fidelity under written guidelines established by the Boards of Trustees. In addition, such information indicates that Fidelity Management Trust Company ("Fidelity Trust"), a bank and a wholly owned subsidiary of FMR Corp., is the beneficial owner of 143,875 shares of the Company's Common Stock as a result of its serving as investment manager of certain institutional accounts, all of which shares are issuable upon conversion of the Company's convertible subordinated debentures. Mr. Johnson and FMR Corp., through its control of Fidelity Trust, each has sole dispositive power over all such shares, sole voting power over 116,588 shares and no voting power with respect to 27,287 shares of the Company's Common Stock owned by the institutional accounts as reported above.

 (6) Information based solely on Schedule 13G of Goldman Sachs & Co., the Goldman Sachs Group, L.P. and The Goldman Sachs Trust on behalf of Goldman Sachs Small Cap Value Fund, dated February 14, 1998. Such information indicates that Goldman Sachs & Company and the Goldman Sachs Group, L.P. share voting and dispositive power with respect to all of such shares and Goldman Sachs Trust on behalf of Goldman Sachs Small Cap Value Fund shares voting and dispositive power with respect to 1,252,100 shares.

 (7) Information based solely on Schedule 13D of Wynnefield Partners Small Cap Value, L.P., Wynnefield Small Cap Value Offshore Fund, Ltd. and Wynnefield Partners Small Cap Value, L.P. I dated January 7, 1998. Information indicates that Wynnefield Partners Small Cap Value, L.P. has sole voting and dispositive power with respect to 343,304 shares, Wynnefield Small Cap Value Offshore Fund, Ltd. has sole voting and dispositive power with respect to 144,900 shares and Wynnefield Partners Small Cap Value, L.P. I has sole voting and dispositive power with respect to 219,296 shares.

 (8) Information based solely on Schedule 13G of The TCW Group, Inc. and Robert Day dated February 12, 1998. Such information indicates that The TCW Group, Inc. and Robert Day each have sole voting and dispositive power with respect to all of such shares.

 (9) Information based solely on Schedule 13G of Strong Capital Management, Inc. and Richard S. Strong dated February 16, 1998. Such information indicates that Strong Capital Management, Inc. and Richard S. Strong each have sole voting power with respect to 577,600 shares and sole dispositive power with respect to 762,200 shares.

(10) Includes currently exercisable options with respect to 38,396 shares.

(11) Includes 4,000 shares held by a charitable trust of which Mr. Clifford is a trustee and as to which Mr. Clifford disclaims beneficial ownership and currently exercisable options with respect to 25,000 shares.

(12) Includes currently exercisable options with respect to 10,000 shares.

(13) Represents currently exercisable options.

(14) Includes currently exercisable options with respect to 15,000 shares.

(15) Includes 1,000 shares owned by Mr. Rosenblatt's wife as to which Mr. Rosenblatt disclaims beneficial ownership and currently exercisable options with respect to 27,500 shares.

(16) Includes currently exercisable options with respect to 16,980 shares and 750 shares subject to options which are exercisable within 60 days.

(17) Includes currently exercisable options with respect to 11,815 shares and 625 shares subject to options which are exercisable within 60 days.

(18) Includes currently exercisable options with respect to 41,325 shares and 3,125 shares subject to options which are exercisable within 60 days.

(19) Includes currently exercisable options with respect to 201,016 shares and 4,500 shares subject to options which are exercisable within 60 days.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial owners are required by SEC regulation to furnish the

Company with copies of all Section 16(a) forms they file. With the exception of one untimely report filed by each of Mr. Lee and Mr. Rosenberg, to the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended January 31, 1998.

                              (PROPOSAL NUMBER 1)

                             ELECTION OF DIRECTORS

     Pursuant to Massachusetts law, the Board of Directors of the Company has voted to fix the number of directors at ten. The Board of Directors is divided into three classes of approximately equal size. The members of each class are elected for terms to continue until the annual meeting of stockholders held in the third year following the year of their election and until their respective successors are elected and qualified. Consequently, the term of office of the nominees elected to the Board of Directors at the 1998 Annual Meeting will continue until the Annual Meeting of Stockholders to be held in 2001 and until their respective successors are elected and qualified.

     The nominees for the three Class III Directors to be voted upon at the meeting are J. Christopher Clifford, Alan I. Weinstein and David Pulver, the incumbent Class III Directors. Proxies will be voted FOR these nominees unless otherwise specified in the proxy. Management does not contemplate that any of the nominees will be unable to serve, but in such event, proxies solicited hereby will be voted for the election of another person or persons, if any, to be designated by the Board of Directors.

     The affirmative vote of a plurality of the outstanding shares of the Company's Common Stock present or represented at the Annual Meeting is required for the election of Directors.

     The following table sets forth information regarding Messrs. Clifford, Weinstein and Pulver, the Board of Directors' nominees for election as Directors, as well as information regarding each Director whose term is to expire at the 1999 or 2000 Annual Meeting of Stockholders.

                                                    PRESENT PRINCIPAL EMPLOYMENT AND             DIRECTOR
                 NAME                    AGE            PRIOR BUSINESS EXPERIENCE                 SINCE
                 ----                    ---        --------------------------------             --------
(NOMINEES FOR CLASS III TERM TO EXPIRE IN 2001)

J. Christopher Clifford................  52    Since 1986, General Partner of Berkshire            1985
                                               Partners and affiliated partnerships.

Alan I. Weinstein......................  55    President and Chief Executive Officer of            1996
                                               the Company since November, 1996 and March,
                                                 1997 respectively; Acting President and
                                                 Chief Executive Officer, September, 1996
                                                 until November, 1996 and March, 1997
                                                 respectively; Joined the Company in 1968
                                                 and for the past 29 years has held
                                                 various senior level management
                                                 positions; Most recently served as Senior
                                                 Executive Vice President, Chief Financial
                                                 Officer, Chief Administrative Officer and
                                                 Secretary since September 1988. Director
                                                 of the Company since September 1996.

                                                    PRESENT PRINCIPAL EMPLOYMENT AND             DIRECTOR
                 NAME                    AGE            PRIOR BUSINESS EXPERIENCE                 SINCE
                 ----                    ---        --------------------------------             --------
David Pulver...........................  56    President of Cornerstone Capital, Inc.              1993
                                               Chairman of the Board of Directors of Morse
                                                 Shoe, Inc., March, 1992 - January, 1993.
                                                 Chairman of the Board and Co-Chief
                                                 Executive Officer of The Children's
                                                 Place, 1968-1984. Director of Costco
                                                 Wholesale Corporation, a subsidiary of
                                                 Costco Companies, Inc. and Hearst-Argyle
                                                 Television, Inc. Trustee of Colby College
                                                 in Waterville, Maine.

(CONTINUING DIRECTORS -- CLASS I TERM TO EXPIRE IN 1999)

Sherman N. Baker.......................  78    Chairman of the Board of the Company. Chief         1985
                                                 Executive Officer of the Company and its
                                                 Predecessor from 1970 until March 1990.

Melvin M. Rosenblatt...................  67    Certified public accountant and Chairman of         1993
                                               the Board and Chief Executive Officer of
                                                 Greenberg, Rosenblatt, Kull & Bitsoli,
                                                 P.C., a public accounting firm with which
                                                 he has been associated since 1957.
                                                 Chairman of the Board of Trustees of
                                                 Clark University in Worcester,
                                                 Massachusetts. Director and Chairman of
                                                 the Asset Development Committee of the
                                                 Greater Worcester Community Foundation.
                                                 Formerly a Director of Ames Department
                                                 Stores, Inc. from 1979 through 1992.

(CONTINUING DIRECTORS - CLASS II TERM TO EXPIRE IN 2000)

Nancy Ryan.............................  48    Since 1980 President of Pro Media, Inc.             1995
                                               Prior to 1980, Vice President/Media
                                                 Director of S & N Advertising. Trustee of
                                                 Emerson College, Boston, Massachusetts.

Douglas J. Kahn........................  41    Since 1993 President and Chief Operating            1995
                                               Officer of the Royal Home Fashions Division
                                                 of Croscill Home Fashions, Inc. Prior to
                                                 1993, Senior Vice President - Merchant
                                                 Banking Group, Donaldson, Lufkin and
                                                 Jenrette Securities Corporation.

Harold Leppo...........................  60    Chief Executive Officer of Harold Leppo and         1997
                                                 Company, a retail consulting firm in
                                                 Stamford, Connecticut, since 1988. Prior
                                                 to 1988, he held a number of managerial
                                                 positions at Lord & Taylor and Allied
                                                 Stores, Inc., including President and
                                                 Chief Operating Officer of Lord & Taylor
                                                 (1987) and Executive Vice President of
                                                 Allied Stores (1988). Mr. Leppo is also a
                                                 Director of Napier and Co., Royce Hosiery
                                                 Mills, Inc. and Salant, Inc.

     On June 10, 1997, the Board of Directors elected Harold Leppo to serve as a Class II Director, filling the vacancy created by the retirement of Stanley Simon. On March 30, 1998, Ervin D. Cruce, a Director of the Company since 1986, resigned as a Class I Director.

INFORMATION ABOUT BOARD OF DIRECTORS AND COMMITTEES

     Directors who are not employees of the Company are eligible to participate in the Company's 1992 Directors' Stock Option Plan (the "Directors' Plan") and, if they are not otherwise compensated by the Company, currently receive an annual fee of $20,000 and an annual fee of $2,500 for each committee of the Board on which they serve. Pursuant to the Directors' Plan, each eligible director is automatically granted an option to purchase 2,500 shares of the Company's Common Stock upon his or her initial election to the Board of Directors and at the close of business on the fifth business day following the Company's annual meeting of stockholders, at an exercise price equal to the closing price of the Company's Common Stock on the date of grant. In fiscal 1998, pursuant to the Directors' Plan, each of Messrs. Clifford, Cruce, Kahn, Leppo, Pulver, Rosenblatt and Ms. Ryan were granted an option to purchase 2,500 shares of the Company's Common Stock at a per share exercise price of $7.875, the fair market value of the Company's Common Stock on the date of grant. In addition, upon his becoming a Director, Mr. Leppo was granted an option to purchase 2,500 shares of the Company's Common Stock at a per share exercise price of $7.875, the fair market value of the Company's Common Stock on the date of grant.

     The Company's Board of Directors held eight meetings during fiscal 1998. All of the Directors attended at least 75% of these meetings and any meetings of any committees of which such Director was a member.

     The Board of Directors has standing Audit, Compensation, Executive and Nominating Committees. These Committees are reconstituted at the first meeting of the Board following the annual meeting of stockholders.

     The Audit Committee, which met two times during fiscal 1998, meets with the Company's independent auditors and the principal financial personnel of the Company to review the results of the annual audit. The Audit Committee also reviews the scope of, and approves fees for, audit and non-audit services performed by the independent auditors, reviews the independence of the independent auditors and reviews the adequacy and effectiveness of internal accounting controls. The present members of the Audit Committee are Messrs. Rosenblatt (Chairman), Kahn and Pulver.

     The Compensation Committee, which held four meetings during fiscal 1998, reviews and makes recommendations to the full Board regarding the compensation of senior officers of the Company. The present members of this Committee are Messrs. Clifford (Chairman), Kahn, Leppo, Rosenblatt and Ms. Ryan.

     The Executive Committee, which met seven times during fiscal 1998, monitors and follows developments in the Company's business between meetings of the Board of Directors. The Executive Committee has no authority to take or authorize any official actions on behalf of the Company or to act in place of the Board of Directors. The present members of this Committee are Messrs. Baker, Clifford, Rosenblatt and Weinstein.

     The Nominating Committee, which met two times during fiscal 1998, identifies, evaluates and nominates candidates for election to the Board. The Nominating Committee will consider nominees recommended to the Committee by stockholders; See "Stockholder Proposals" for the procedure to be followed by stockholders in submitting such recommendations. The present members of this committee are Messrs. Pulver (Chairman), Leppo and Ms. Ryan.

     On October 27, 1993, Sherman N. Baker entered into a consent decree settling SEC allegations of certain Federal securities law violations with respect to sales of Company stock which Mr. Baker had made in the fall of 1991 for estate planning purposes. The Company's Board of Directors is aware of the SEC allegations and

Mr. Baker's settlement thereof, in which he neither admitted nor denied the allegations. The Board was aware that several factors came into play in Mr. Baker's decision to settle the claim, including the stress and significant costs of continuing legal proceedings. The Board notes further Mr. Baker's long and distinguished record of service and dedication to the Company and reaffirms its confidence in Mr. Baker's integrity and ability to serve the Company as a Director.

                  REPORT OF THE COMPENSATION COMMITTEE OF THE
                  BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is comprised of five outside Directors. The Board of Directors delegates to the Committee the responsibility for developing and administering the policies which govern the total compensation program for executive officers of the Company. The Committee also administers the Company's 1985 Amended and Restated Stock Option Plan (the "1985 Plan"), the 1994 Equity Incentive Plan (the "1994 Plan") and the Cash Incentive Compensation Plan (the "Incentive Plan") for all plan participants, including awards made to the executive officers of the Company. In making pay decisions for the named executive officers whose compensation is detailed in this proxy statement (other than the Chief Executive Officer and the Chairman of the Board), the Committee also takes into consideration the views and recommendations of the Chief Executive Officer concerning each executive's overall contribution to the Company's performance. The Committee has prepared the following report to summarize the executive compensation approach of the Company and describe specific decisions made by the Committee with respect to the Chief Executive Officer's compensation and future compensation guidelines.

     The general philosophy of the Committee is to link overall executive compensation with the performance of the Company and the individual executive, with operating division performance also emphasized for division executives. The focus of the performance is on the achievement of both annual and long-term business objectives that contribute to the creation of long-term stockholder value. This philosophy is reflected in the Company's executive compensation approach that provides a major portion of total compensation in pay-for-performance programs that consist of long-term stock-based incentives, an annual incentive plan and merit salary increases. The combination of these compensation elements is intended to produce total pay at the median of the marketplace among similar-size specialty store retailers when the Company's performance also reflects median performance in the same group. Similarly, total compensation is intended to vary above or below the competitive median when Company performance varies from the comparative industry median.

     With respect to the compensation arrangement for the Company's Chief Executive Officer, Mr. Weinstein, the components of his total compensation program are base salary, bonus opportunities under the Incentive Plan, grants of stock options and grants of performance shares. The specific elements of Mr. Weinstein's compensation are discussed in further detail below.

  Base Salary

     Base salaries for the Company's executive officers are reviewed annually and are determined through an assessment of individual performance against assigned objectives and key qualitative factors that include personal accomplishments, strategic impact and career contribution to the Company. As a guide for setting salaries, the Committee relies on competitive salary ranges developed by the Company's human resources department and its compensation consultants. These ranges reflect median market practice for positions of comparable responsibility and scope in the specialty retailing marketplace.

     On an annual basis, each executive of the Company engages in a formal system of assessment known as the Performance Management Program whereby goals and objectives for each performance period are established which are subject to periodic review and assessment during the performance period. At the conclusion of the performance period, the executive completes a self-appraisal and a formal review of his or her performance is conducted by the evaluating manager. The assessment of Mr. Weinstein's performance as Chief Executive Officer is the responsibility of the Committee. The base salary determined for Mr. Weinstein for fiscal year 1999 is $525,000, increasing to $575,000 effective September 1, 1998. In setting Mr. Weinstein's base salary, the Committee considered (i) his performance in managing both the Company's Casual Male and Work 'n Gear divisions intensively following the resignation of the presidents of each division in April and May 1997, respectively, (ii) his recruitment of highly experienced executives for each of these divisions as well as for the Licensed Discount footwear division and (iii) his performance in managing the Company's overall financial and operating results. The Committee also considered competitive salary ranges for comparably sized companies, as well as the opportunities Mr. Weinstein has been offered to enhance total compensation through the Incentive Plan and the equity incentive arrangements implemented by the Committee.

  Cash Incentive Compensation Plan

     The Company's Incentive Plan represents an annual incentive opportunity designed to reward certain key employees for the performance of the Company relative to the achievement of pre-determined profit goals established for the year. Such goals are based on the Company's budgeted corporate pre-tax income from operations as well as on each operating division's pre-tax operating income, prior to allocation of corporate overhead. Payments under the Incentive Plan are based on the achievement of such corporate and divisional profit goals. These goals are subject to review by the Committee and are then recommended to the full Board for approval.

     The Incentive Plan is linked to relative achievement of goals that are defined by a scale of threshold, target and superior profit results for the fiscal year, with target performance linked to a target award size that approximates median bonus opportunity in the marketplace. For the Incentive Plan participants, the target award guidelines range by position level from 12% to 60% of base salary, with the Chief Executive Officer at the 60% level. The threshold guideline for awards represents a percentage of each position's target goal, as determined by the Committee from year to year, and the maximum guideline (which ties to superior profit results) represents 175% of the target goal. Each executive's award opportunity is also allocated on a weighted basis across the operating units for which the executive has responsibility, including a portion allocated to corporate profit results. For Mr. Weinstein, the entire award opportunity is based on consolidated corporate results. In addition to these award funding guidelines, the Incentive Plan provides for an individual performance modifier that can adjust a participant's funded award by as much as 50% upward or downward to reflect all aspects of the participant's performance for the fiscal year.

     For fiscal year 1998, Mr. Weinstein did not receive an award under the Incentive Plan since the Company did not achieve its corporate pre-tax operating income goals.

  1985 Stock Option Plan and 1994 Equity Incentive Plan

     The Company's 1985 Plan terminated, according to its terms, in June, 1995. Although stock option grants are still outstanding under this Plan, no future grants can be made from the Plan. However, on June 7, 1994, the stockholders of the Company voted to adopt the 1994 Plan which allows for the issuance of incentive and non-qualified stock options, restricted stock grants, unrestricted stock grants and performance share awards to executives and other key employees of the Company. The 1994 Plan provides increased flexibility in the award of equity based compensation through a combination of the incentive vehicles authorized under the Plan and furthers the Committee's objective of aligning executive officer compensation closely with long term stockholder interests. As with the 1985 Plan, the 1994 Plan is administered by the Committee, which has full power to select, from among the employees eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms of each award, subject to the provisions of the 1994 Plan.

     Grants of incentive or non-qualified stock options are made to executives and other key employees of the Company under the 1994 Plan. As referenced, grants of stock options under the 1994 Plan are made to such executives and other key employees to enable them to participate in the creation of stockholder value in the Company as well as to permit the accumulation of an equity interest in the Company, thereby aligning the interests of executives with those of stockholders. Options granted under the 1985 Plan and the 1994 Plan generally vest at the rate of 25% per year and the term of each option is ten years. Individual grants under the 1985 Plan and the 1994 Plan have been and are based upon the level of position held, individual contribution to the achievement of the Company's financial goals and such other performance factors as management and the Committee may consider.

     The Committee may also award shares of Common Stock to officers and other eligible employees under the 1994 Plan subject to such conditions and restrictions as the Committee may determine ("Restricted Stock"). Such conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through specified periods of time. The purchase price, if any, of shares of Restricted Stock will be determined by the Committee and failure to achieve performance goals or other restrictions as determined by the Committee may result in employee forfeiture of such awards.

     Under the 1994 Plan, the Committee may also award shares of Common Stock which are free from any restrictions ("Unrestricted Stock"). Unrestricted Stock may be issued to eligible employees under the 1994 Plan in recognition of past services or other valid consideration and may be issued in lieu of cash bonuses paid to such employees. Unrestricted Stock may be issued at no cost or for a purchase price determined by the Committee. Finally, the Committee may also grant performance share awards ("Performance Share Awards") to eligible employees under the 1994 Plan entitling the recipient to receive shares of Common Stock upon the achievement of individual or Company performance goals or such other criteria as the Committee shall determine.

     With respect to Mr. Weinstein's compensation, stock option grants are made at fair market value, with a ten year term for each option granted. Vesting of such options are in accordance with the provisions of the 1985 Plan and the 1994 Plan, respectively, generally with 25% of any such options vesting on each grant anniversary date beginning on the first anniversary date after the date of grant and ending on the fourth anniversary date. In some instances, vesting of such options is over a five year period with 20% of any such options vesting annually over the period. Mr. Weinstein was granted a non-qualified stock option pursuant to the 1994 Plan for 25,000 shares of Common Stock of the Company on March 11, 1997, at an exercise price of $8.94, in connection with his being elected Chief Executive Officer and the removal of his "acting" title. This stock option vests at the rate of 20% per year beginning on the first anniversary date after the date of grant and ending on the fifth anniversary date. Mr. Weinstein was also granted a non-qualified stock option for 75,000 shares of Common Stock of the Company on September 9, 1997 at an exercise price of $9.50 and a non-qualified stock option for 5,000 shares on January 5, 1998 at an exercise price of $5.75 per share. Both of these stock options will vest at the rate of 25% per year beginning on the first anniversary date after the date of grant and ending on the fourth anniversary.

     The final component of Mr. Weinstein's compensation arrangement consists of Performance Share Awards. During fiscal 1997, the Committee granted Mr. Weinstein a Performance Share Award that will entitle him to receive between 25,000 and 50,000 shares of the Company's Common Stock in fiscal year 1999 if the price of the Common Stock attains certain targeted levels and remains at such levels for a fixed period by a date certain. Specifically, the award is linked to a performance term which began on March 26, 1996 and was originally scheduled to end on April 30, 1998. During fiscal 1998, the performance term of this award was extended by one year until April 30, 1999. If at the end of the performance term the "Target Price" (defined as the average closing price of the Company's Common Stock for the fifteen consecutive trading days ending on April 30, 1999) is either $10.00 or $14.00, Mr. Weinstein will receive either 25,000 or 50,000 shares of the Company's Common Stock, respectively. If the Target Price is between $10.00 and $14.00, the number of shares Mr. Weinstein will receive will be determined by linear interpolation.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code (the "Code") generally limits the Company's ability to deduct compensation expense in excess of $1 million paid to the Company's Chief Executive Officer or other executive officers named in the Summary Compensation Table contained in this proxy statement. Generally, the Committee expects to attempt to structure compensation payments to executive officers so as to be deductible under Section 162(m). In the event, however, that the Committee determines that so structuring a compensation payment would not be in the best interests of the Company, the Committee would adjust its compensation policies and payments to provide incentives to the executive officers to achieve the performance measures or goals that the Committee believes to be in the best interests of the Company.



                                            COMPENSATION COMMITTEE


                                            J. Christopher Clifford, Chairman
                                            Douglas J. Kahn
                                            Harold Leppo
                                            Melvin M. Rosenblatt
                                            Nancy Ryan

EXECUTIVE COMPENSATION

     The following table discloses compensation received by the Company's Chief Executive Officer and the five next most highly compensated executive officers for the fiscal years ended January 31, 1998, February 1, 1997 and February 3, 1996.

                           SUMMARY COMPENSATION TABLE

                 NAME AND                                                    OTHER ANNUAL                  ALL OTHER
            PRINCIPAL POSITION               YEAR  SALARY($)    BONUS($)    COMPENSATION($)   OPTIONS   COMPENSATION($)
            ------------------               ----  ---------    --------    ---------------   -------   ---------------
Sherman N. Baker...........................  1998   261,692      --0--           --0--         --0--        86,098(4)
Chairman of the Board                        1997   288,337      --0--           --0--         3,396(3)     86,098(4)
                                             1996   327,115      --0--           --0--         --0--        86,098(4)

Alan I. Weinstein..........................  1998   428,154     66,667(1)        --0--        105,000        4,500(5)
President, Chief Executive                   1997   308,000     33,333(1)        --0--        43,096(3)      1,125(5)
Officer and Director                         1996   313,000      --0--           --0--        10,000         1,125(5)

James D. Lee...............................  1998   264,615      --0--           --0--        44,000        14,938(5)(6)
Executive Vice President, President          1997   225,000     20,833(2)        --0--        16,425(3)     11,997(5)(6)
of Licensed Discount Footwear Division       1996   229,327     50,000(2)        --0--        11,500        11,953(5)(6)

Philip G. Rosenberg........................  1998   231,413     33,333(1)        --0--        45,000         4,500(5)
Executive Vice President, Chief              1997   182,310     16,667(1)        --0--        19,829(3)      1,125(5)
Financial Officer and Treasurer              1996   184,488      --0--           --0--         2,500         1,125(5)

Stuart M. Glasser..........................  1998   192,308     69,180(2)        --0--        210,000        9,373(7)
Executive Vice President, Chief              1997        --         --              --             --           --
Executive Officer of The Casual Male, Inc.   1996        --         --              --             --           --

Roger J. Osborne...........................  1998   148,077     30,000(2)        --0--        70,000         2,426(8)
Executive Vice President, President of       1997   160,769      --0--           --0--            --        30,237(5)(9)
The Work 'n Gear Division                    1996   193,654     30,000(2)        --0--            --        29,859(5)(9)(10)

---------------

 (1) Amount shown reflects bonuses paid to each of Mr. Weinstein and Mr. Rosenberg in monthly installments upon their being named Acting President and Chief Executive Officer and Acting Chief Financial Officer, respectively, in September, 1996.

 (2) Amount shown reflects guaranteed bonus under employment agreement.

 (3) Amount shown includes the following number of repriced options granted at a reduced price in connection with the amendment of previously granted options: Mr. Baker (3,396), Mr. Weinstein (30,596), Mr. Lee (11,925) and Mr. Rosenberg (9,829) The repriced options were for a reduced number of shares than previously granted.

 (4) Amount shown reflects payments made to Mr. Baker under the Company's Retirement Plan.

 (5) Amounts shown reflect contributions made by the Company under its 401(k) Profit Sharing Plan based upon the officer's contributions.

 (6) Amount shown reflects the reduction of $10,438, $10,872 and $11,693, including imputed interest, of the amount outstanding under a Note dated August 26, 1994 in favor of the Company, for fiscal 1998, fiscal 1997 and fiscal 1996, respectively.

 (7) Amount shown reflects payments for moving and other expenses in connection with Mr. Glasser's relocation.

 (8) Amount shown reflects imputed interest under a Note dated June 4, 1997 in favor of the Company.

 (9) Amount shown reflects the reduction of $29,112 and $2,743, including imputed interest, of the amount outstanding under a Note dated January 24, 1995 in favor of the Company for fiscal 1997 and fiscal 1996, respectively.

(10) Amount shown reflects payments for moving and other expenses of $25,991 in connection with Mr. Osborne's relocation.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on option grants in the fiscal year ended January 31, 1998 to the named executive officers.

                                      INDIVIDUAL GRANTS                                           POTENTIAL REALIZABLE VALUE
----------------------------------------------------------------------------------------------     AT ASSUMED ANNUAL RATE OF
                                                % OF TOTAL                                         STOCK PRICE APPRECIATION
                                                 OPTIONS                                                      FOR
                                                GRANTED TO     EXERCISE    MARKET                       OPTION TERM(4)
                                   OPTIONS     EMPLOYEES IN      PRICE     PRICE    EXPIRATION   -----------------------------
              NAME                 GRANTED    FISCAL YEAR(2)   ($/SH)(3)   ($/SH)      DATE      0% ($)    5% ($)     10% ($)
              ----                 -------    --------------   ---------   ------   ----------   ------    ------     -------
Sherman N. Baker.................      -0-           -0-            --        --          --         --         --          --
Alan I. Weinstein................  25,000(5)        4.0%         $8.94     $8.94     3/10/07          0    140,558     356,201
                                   75,000(1)       12.1%         $9.50     $9.50     9/09/07          0    448,087   1,135,542
                                    5,000(1)        0.8%         $5.75     $5.75     1/05/08          0     18,081      45,820

James D. Lee.....................  10,000(5)        1.6%         $8.94     $8.94     3/10/07          0     56,223     142,481
                                   14,000(1)        2.3%         $7.75     $7.75     6/05/07          0     68,235     172,921
                                   20,000(6)        3.2%         $1.00     $7.75     6/05/07    135,000    232,479     382,030

Philip G. Rosenberg..............  20,000(5)        3.2%         $8.94     $8.94     3/10/07          0    112,446     284,961
                                   25,000(1)        4.0%         $5.06     $5.06     1/16/08          0     79,555     201,608

Stuart M. Glasser................ 100,000(1)       16.1%         $9.25     $9.25     9/15/07          0    581,728   1,474,212
                                   50,000(6)        8.1%         $8.63     $9.25     9/15/07     31,000    321,864     768,106
                                   60,000(7)        9.7%         $1.00     $9.25     9/15/07    495,000    844,037   1,379,527

Roger J. Osborne.................  50,000(1)        8.1%         $7.75     $7.75     6/05/07          0    243,697     617,575
                                   20,000(8)        3.2%         $1.00     $7.75     6/05/07    135,000    232,479     382,030

---------------

(1) The options become exercisable as to 25% of the underlying shares on the first anniversary of the date of grant and become exercisable as to 25% of the remaining underlying shares on each successive anniversary date thereof.

(2) The Company granted options representing 620,000 shares to employees in fiscal 1998.

(3) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the date of exercise.

(4) The dollar amount under these columns shows the hypothetical gain or option spreads of options granted based on assumed annual compound stock appreciation rates of 0%, 5% and 10% as mandated by the SEC and therefore are not intended to forecast possible appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. The calculation of stock price appreciation hereunder is based upon an option term of ten (10) years.

(5) The options become exercisable as to 20% of the underlying shares on the first anniversary of the date of grant and become exercisable as to 20% of the remaining underlying shares on each successive anniversary date thereof.

(6) The options were granted at less than fair market value as of the date of grant and were not granted pursuant to the 1994 Plan. The options become exercisable as to 25% of the underlying shares on the first anniversary of the date of grant and become exercisable as to 25% of the remaining underlying shares on each successive anniversary date thereof.

(7) The options were granted at less than fair market value as of the date of grant and were not granted pursuant to the 1994 Plan. The options become exercisable as to 50% of the underlying shares on September 14, 1998 and become exercisable as to the remaining 50% of the underlying shares on the next anniversary date thereof.

(8) The options were granted at less than fair market value as of the date of grant and were not granted pursuant to the 1994 Plan. The options will become fully exercisable on April 30, 2000, if and only if (i) Mr. Osborne is still employed by the Company as of such date and (ii) the Company's Work 'n Gear division achieves a certain level of earnings before interest, taxes, depreciation, amortization and overhead for the fiscal year ending on January 29, 2000, as more fully set forth in the option agreement.

               AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

     The following table provides information on option exercises in fiscal 1998 by the named executive officers and the value of such officers' unexercised options at January 31, 1998.

                                                                          NUMBER OF                 VALUE OF UNEXERCISED
                                                                     UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                                     SHARES                         AT FISCAL YEAR END(#)         AT FISCAL YEAR END($)(1)
                                  ACQUIRED ON       VALUE       -----------------------------   -----------------------------
              NAME                EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
              ----                -----------    -----------    -----------    -------------    -----------    -------------
Sherman N. Baker................      0              0             37,547             849            0                  0
Alan I. Weinstein...............      0              0             35,476          93,620            0                  0
James D. Lee....................      0              0              9,814          50,611            0             71,200
Philip G. Rosenberg.............      0              0             12,641          53,688            0                  0
Stuart M. Glasser...............      0              0                  0         210,000            0            213,600
Roger J. Osborne................      0              0                  0          70,000            0             71,200

---------------

(1) The Company's fiscal year ended January 31, 1998. The average of the high and low prices of the Company's Common Stock on January 30, 1998, the last trading day preceding the Company's fiscal year end, was $4.56.

LONG TERM INCENTIVE AWARDS

     During fiscal 1998, the Company made awards under its 1994 Plan to the executive officers listed below. Information regarding the awards, the performance criteria that must be met in order for the awards to be effective and the period over which the performance is measured is included in the table and the footnotes that follow.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                 NUMBER OF
                                                              SHARES, UNITS OR      PERFORMANCE OR
                                                                   OTHER          OTHER PERIOD UNTIL
                            NAME                                 RIGHTS(1)       MATURATION OR PAYOUT
                            ----                              ----------------   --------------------
Sherman N. Baker............................................    --0--                     --
Alan I. Weinstein...........................................    --0--
James D. Lee................................................     (1)                 April 1, 1999
Philip G. Rosenberg.........................................    --0--
Stuart M. Glasser...........................................     (1)                April 30, 1999
Roger J. Osborne............................................     (1)                April 30, 1999

---------------

(1) Performance Share Awards granted under the 1994 Plan consist of an award of a minimum and a maximum number of shares of the Company's Common Stock ("Stock Award") as follows: James D. Lee (5,500-11,000), Stuart M. Glasser (25,000-50,000) and Roger Osborne (7,500-15,000). Each Executive Officer would be entitled to all, none or a portion of the shares included in the Stock Award, depending upon the achievement of certain stock price appreciation criteria during the performance period. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation" for further discussion of the Stock Award granted to Mr. Weinstein in fiscal 1997.

                                RETIREMENT PLANS

     The following table shows the annual benefits payable under the Company's Retirement Plan and Supplemental Plan to persons in specified compensation and years of service classifications, based on a straight life annuity form of retirement income.

                                                     REPRESENTATIVE YEARS OF SERVICE
             AVERAGE OF HIGHEST FIVE               -----------------------------------
              YEARS OF COMPENSATION                  10          20       30 (MAXIMUM)
             -----------------------               ------      -------    ------------
     $ 50,000....................................   4,977        9,953       14,930
      100,000....................................  11,977       23,953       35,930
      150,000....................................  18,977       37,953       56,930
      200,000....................................  25,977       51,953       77,930
      250,000*...................................  32,977       65,953       98,930
      267,326*...................................  35,402       70,805      106,207
      300,000*...................................  39,977       79,953      119,930
      350,000*...................................  46,977       93,953      140,930
      400,000*...................................  53,977      107,953      161,930
      450,000*...................................  60,977      121,953      182,930
      500,000*...................................  67,977      135,953      203,930

---------------

(*) The maximum compensation that may be used as of February 1, 1998 to calculate benefits under the Retirement Plan and the Supplemental Plan is $267,326.

     In December, 1993, the Board of Directors of the Company established a Supplemental Retirement Plan (the "Supplemental Plan") to provide benefits attributable to compensation in excess of the qualified plan limit which is $160,000, but less than $267,326. The benefit provided by the Retirement Plan and the Supplemental Plan is equal to (i) the sum of 0.75% of the executive's highest consecutive five-year average annual compensation plus 0.65% of the excess of the executive's highest consecutive five-year average annual compensation over the average of the Social Security taxable wage bases, multiplied by (ii) the executive's years of "benefit service" with the Company (not to exceed 30 years). Effective February 1, 1995, compensation for such purposes means all compensation reported on Form W-2 (excluding such items as bonuses and stock options) up to a maximum of $267,326 for the calendar year ended December 31, 1997. Annual benefits are payable under the Company's Retirement Plan for retirees at age 65, prior to the offset, if any, for benefits accrued under the retirement plan of the Company's predecessor and for Social Security benefits.

     Effective as of May 3, 1997, the Board of Directors voted to amend the Retirement Plan to cease all benefit accruals under the Plan as of such date.

     As of January 31, 1998, the number of years of "benefit service" for each of the following individuals was as follows: Sherman N. Baker -- 30 years; Alan
I. Weinstein -- 29 years; James D. Lee -- 3 years; Philip G. Rosenberg -- 22 years; Stuart M. Glasser -- 0 years; and Roger J. Osborne -- 0 years.

EMPLOYMENT AND SEVERANCE ARRANGEMENTS

     Mr. Baker is employed pursuant to an employment agreement dated March 25, 1993 which, as amended on March 31, 1998, provides for an annual base salary of not less than $229,640 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The agreement contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Baker's employment terminates due to his disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any incentive compensation amount payable to him with respect to such fiscal year pro-rated through the date of termination of employment. The agreement is effective through March 31, 1999.

     Mr. Weinstein is employed pursuant to an agreement dated April 1, 1997 which, as amended on September 1, 1997, provides for an annual salary of not less than $525,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. The agreement further provides that effective September 1, 1998, Mr. Weinstein's base salary will be increased to $575,000 and, if his agreement is extended beyond April 1, 1999, then effective September 1, 1999, his base salary will be increased to $625,000. In the event his employment is terminated without cause prior to a Change of Control (as defined in the agreement), the agreement provides for the payment to Mr. Weinstein of the greater of his base salary for one year or the amount of base salary he would have received for the remainder of his employment term. Further, in the event his employment is terminated within one year after a Change of Control, the agreement provides for the payment to him of up to three years base salary, offset, subject to certain conditions, by any amounts earned by him from subsequent employment. The agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Weinstein's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any incentive compensation amount payable to him with respect to such fiscal year pro-rated through the date of termination of employment. On March 24, 1998, the Board of Directors of the Company voted to extend the term of Mr. Weinstein's agreement from April 1, 1999 until April 30, 2000.

     Mr. Lee is employed pursuant to an agreement dated as of April 1, 1997 which provides for an annual salary of not less than $275,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. In addition to his annual base salary, Mr. Lee shall receive a one-time payment equal to $65,000 on December 31, 1998 provided he is still employed by the Company on such date. In the event his employment is terminated without cause, the agreement provides for the payment to Mr. Lee of the greater of his base salary for one year or the amount of base salary he would have received for the remainder of his employment term plus the amount, if any, of his one-time payment (if such amount shall not have been paid as of the termination date) as well as the amount of incentive compensation, if any, to which Mr. Lee would be entitled pursuant to the terms of the Incentive Plan for a completed full fiscal year but which shall not have been paid as of the termination date. Further, in the event Mr. Lee's employment is terminated either by the Company or by Mr. Lee for "good reason", as defined in the agreement, within three years after a Change of Control has occurred or the employment of Mr. Weinstein with the Company has terminated for any reason, then Mr. Lee shall receive an amount equal to the greater of his base salary for one year or the amount of base salary he would have received for the remainder of his employment term and the amount, if any, of his one-time payment (if such amount shall not have been paid as of the termination date). In the event Mr. Lee's employment is terminated as a result of certain actions of the Company as more fully described in the agreement, then, in such events, the Company shall pay to Mr. Lee a single lump sum payment equal to (i) the greater of the amount of base salary he would have received for the remainder of his employment term or two years base salary, (ii) the amount, if any, of his one-time payment (if such amount shall not have been paid as of his termination date) and (iii) the amount of incentive compensation, if any, which he would have received pursuant to the terms of the Incentive Plan for a completed full fiscal year but which shall not have been paid to Mr. Lee as of his termination date. The agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Lee's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any incentive compensation amount which otherwise would have been paid to him on the basis of the results for such fiscal year, pro-rated through the date of termination of employment. On March 24, 1998, the Board of Directors of the Company voted to extend the term of Mr. Lee's agreement from April 1, 1999 until April 30, 2000.

     Mr. Rosenberg is employed pursuant to an agreement dated April 1, 1997 which provides for an annual salary of not less than $225,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. In the event Mr. Rosenberg's employment is terminated without cause, or in the event his employment with the Company is terminated either by the Company or by Mr. Rosenberg for "good reason" within three years after a Change of Control has occurred or the employment of Mr. Weinstein with the Company has terminated for any reason, then Mr. Rosenberg shall receive an amount equal to the greater of his base salary for one year or the amount of base salary he would have received for the remainder of his employment term. The agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Rosenberg's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any incentive compensation amount which otherwise would have been paid to him on the basis of the results for such fiscal year, pro-rated through the date of termination of employment. On March 24, 1998, the Board of Directors of the Company voted to extend the term of Mr. Rosenberg's agreement from April 1, 1999 until April 30, 2000 and to increase his base salary to $250,000.

     Mr. Glasser is employed pursuant to an agreement effective as of September 15, 1997 which provides for an annual salary of not less than $500,000 plus incentive bonus compensation to which he may be entitled pursuant to the terms of the Incentive Plan. The agreement further provides that Mr. Glasser's base salary will be increased to $550,000 on the first anniversary of the effective date and increased to $600,000 on the second anniversary thereof. The Company has also guaranteed Mr. Glasser a bonus of $250,000 payable on or about the first anniversary of his employment. In the event Mr. Glasser's employment is terminated without cause, or in the event he resigns for "good reason", as defined in the agreement, he will receive his base salary (offset by any amounts earned by him from subsequent employment) and any amounts payable under the Incentive Plan with respect to the fiscal year in which such termination occurs which otherwise would have been paid on the basis of the results for such fiscal year (prorated to the termination date) from the date immediately following the termination date to and including the date immediately preceding the fourth anniversary of the effective date of Mr. Glasser's employment date ("Basic Severance"). Additionally, and in such events, all unvested stock options previously granted to Mr. Glasser will immediately vest and be exercisable within 90 days of such termination. In the event of a Change of Control and the reassignment of Mr. Glasser such that he ceases reporting to Mr. Weinstein, Mr. Glasser may resign within six months of such reassignment and shall be entitled to receive Basic Severance. Mr. Glasser may extend the term of the agreement by one year upon giving 90 days notice prior to September 15, 2000, the end of the original term. The agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Glasser's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any incentive compensation amount which otherwise would have been paid to him on the basis of the results for such fiscal year pro-rated through the date of termination of employment.

     Mr. Osborne is employed pursuant to an agreement dated June 5, 1997 which provides for an annual salary of not less than $220,000 plus incentive bonus compensation to which he may be entitled pursuant to the Incentive Plan. In addition to his base salary, Mr. Osborne received a guaranteed bonus payment equal to $30,000 for the fiscal year ending January 31, 1998. In the event Mr. Osborne's employment is terminated without cause, or in the event his employment with the Company is terminated either by the Company or Mr. Osborne for "good reason", as defined in the agreement, within three years after a Change of Control has occurred or the employment of Mr. Weinstein with the Company has terminated for any reason, then Mr. Osborne shall receive an amount equal to the greater of his base salary for one year or the amount of base salary he would have received for the remainder of his employment term. The Agreement also contains certain non-competition restrictions upon termination of employment and further provides that in the event Mr. Osborne's employment terminates due to disability or death, the Company will pay him or his estate an amount equal to his annual base salary for a period of one year after termination of employment and any incentive compensation amount which otherwise would have been paid to him on the basis of the results for such fiscal year, pro-rated through the date of termination of employment. On March 24, 1998, the Board of Directors of the Company voted to extend the term of Mr. Osborne's agreement from June 5, 1999 until April 30, 2000 and to increase his base salary to $250,000.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are J. Christopher Clifford (Chairman), Douglas J. Kahn, Harold Leppo, Melvin M. Rosenblatt and Nancy Ryan. None of these individuals is an executive officer of the Company and no "compensation committee interlocks" existed during the last fiscal year. Mr. Clifford is a principal partner of Berkshire Partners ("Berkshire") which receives fees from the Company for consulting and management services in the areas of financial and strategic corporate planning under a Management Agreement dated as of June 30, 1995 (the "Management Agreement"). For the fiscal year ended January 31, 1998, the Company paid Berkshire $60,000 for services under the Management Agreement. The Company believes that the terms of the Management Agreement are as favorable as could be obtained from an unaffiliated entity.

     The Company pays Greenberg, Rosenblatt, Kull & Bitsoli, P.C. $60,000 annually for consulting and management services provided to the Company in the areas of financial and strategic corporate planning. Mr. Rosenblatt is a principal of such firm and a Director and stockholder of the Company. The Company believes that the terms of this arrangement are as favorable as could be obtained from an unaffiliated entity.

     Harold Leppo, who served as Interim President of Casual Male Big & Tall from March 1997 to September 1997 and is a Director of the Company, had a consulting arrangement with the Company which provided for payments of $30,000 a month as compensation for services provided by him during his term as Interim President. In fiscal 1998, the Company paid Mr. Leppo $165,000 for consulting services under this arrangement.

PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Common Stock with the cumulative total return of the NASDAQ Stock Market -- U.S. Index, and the Dow Jones Retailer -- Specialty Apparel Index for the five years ending January 31, 1998.


               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
           AMONG J.BAKER, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
              AND THE DOW JONES RETAILERS-SPECIALTY-APPAREL INDEX


                          [Performance Graph Omitted]



                                           1/30/93    1/29/94    1/28/95    2/03/96    2/01/97    1/31/98
----------------------------------------------------------------------------------------------------------
 J. BAKER INC.                               100         89         71         25         34         23
 NASDAQ STOCK MARKET (US)                    100        114        109        160        207        245
 DOW JONES RETAILERS-SPECIALTY-APPAREL       100         93         84         98        116        189
----------------------------------------------------------------------------------------------------------

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company and Berkshire are parties to the Management Agreement. Mr. Clifford is a principal of Berkshire and a Director and stockholder of the Company. The Management Agreement provides for an initial term of one year with automatic extensions of one year unless otherwise terminated by either party. Pursuant to the Management Agreement, Berkshire provides consulting and management services to the Company in the areas of financial and strategic corporate planning. In exchange for such services, the Company has agreed to pay Berkshire a monthly fee of $5,000 plus expenses, subject to change by mutual agreement for any extension of the Management Agreement. For the fiscal year ended January 31, 1998, the Company paid Berkshire $60,000 for services under the Management Agreement. The Company believes that the terms of the Management Agreement are as favorable as could be obtained from an unaffiliated entity.

     The Company pays Greenberg, Rosenblatt, Kull & Bitsoli, P.C. $60,000 annually for consulting and management services provided to the Company in the areas of financial and strategic corporate planning. Mr. Rosenblatt is a principal of such firm and a Director and stockholder of the Company. The Company believes that the terms of this arrangement are as favorable as could be obtained from an unaffiliated entity.

     Harold Leppo, who served as Interim President of Casual Male Big & Tall from March 1997 to September 1997 and is a Director of the Company, had a consulting arrangement with the Company which provided for payments of $30,000 a month as compensation for services provided by him during his term as Interim President. In fiscal 1998, the Company paid Mr. Leppo $165,000 for consulting services under this arrangement.

     As of June 4, 1997, the Company made an interest-free loan in the amount of $70,000 to Roger J. Osborne in connection with his agreement to become President of the Company's Work 'n Gear division and an Executive Vice President of the Company. Mr. Osborne executed a promissory note (the "Note") in connection with this loan which Note provides for the reduction, by ten thousand dollars per year, of the principal amount outstanding on each of seven anniversary dates of the Note so long as Mr. Osborne remains employed by the Company. If Mr. Osborne is no longer employed by the Company or by an affiliate of the Company prior to June 4, 2004, the remaining principal balance of the Note will become immediately due and payable. As of April 1, 1998, there was $70,000 outstanding under the Note.

                              (PROPOSAL NUMBER 2)

                    AMENDMENT OF 1994 EQUITY INCENTIVE PLAN

     On March 24, 1998, the Board of Directors adopted, subject to stockholder approval, an amendment to the Company's 1994 Equity Incentive Plan ("Equity Plan"). The provisions of the Equity Plan, as amended, (the "Amended Plan") are the same as before, except that the Amended Plan authorizes the grant of up to a total of 1,600,000 shares of a variety of stock incentive awards based on the Common Stock of the Company, including stock options (both incentive options and non-qualified options), grants of restricted stock, grants of performance shares and unrestricted grants of stock. This represents a 600,000 share increase over the number of shares currently authorized under the Equity Plan. Of the 600,000 shares, 100,000 will be available for grants in the form of restricted stock, performance shares or unrestricted stock. For further information concerning the Equity Plan, see the discussion in the Report of the Compensation Committee of the Board of Directors on Executive Compensation under the section entitled "1985 Stock Option Plan and 1994 Equity Incentive Plan".

     The Board of Directors adopted the foregoing amendment primarily in order to further the Company's objective of offering performance related incentives to the officers and other employees of the Company upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business.

The acquisition by such officers and other employees of the Company of a proprietary interest in the Company through such equity based incentives will assure a closer identification of the interests of such employees with those of the Company, thereby stimulating their efforts on the Company's behalf and strengthening their desire to remain with the Company. The 600,000 share increase in the number of shares available for the grant of stock options and other stock based incentive awards is considered advisable to provide for the orderly continuation of the Equity Plan in the coming years.

     The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock voting on the matter is required for approval of the amendment of the Equity Plan.

                            ------------------------

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 1994 EQUITY INCENTIVE PLAN.

                            ------------------------

                              (PROPOSAL NUMBER 3)

               AMENDMENT TO THE 1992 DIRECTORS' STOCK OPTION PLAN

     On June 10, 1997, the Board of Directors adopted, subject to stockholder approval, an amendment to the Company's 1992 Directors' Stock Option Plan ("Directors' Plan"). The provisions of the Directors' Plan, as amended, (the "Amended Directors' Plan") are the same as before, except that the Amended Directors' Plan authorizes the grant of up to a total of 200,000 shares of Common Stock. This represents a 100,000 share increase over the number of shares currently authorized under the Directors' Plan. For further information concerning the Directors' Plan, see the discussion under the section of this Proxy Statement entitled "Information About Board of Directors and Committees".

     The Board of Directors adopted the foregoing amendment primarily in order to further the purpose of the Directors' Plan of promoting the recruiting and retention of highly qualified outside directors and to strengthen the commonality of interest between Directors and stockholders.

     The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock voting on the matter is required for approval of the amendment to the Directors' Plan.

                            ------------------------

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE 1992 DIRECTORS' STOCK OPTION PLAN.

                            ------------------------

                              (PROPOSAL NUMBER 4)

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected KPMG Peat Marwick LLP, independent public accountants, to audit the books, records and accounts of the Company for the fiscal year ending January 30, 1999. In accordance with a vote of the Board of Directors, this selection is being presented to the stockholders for ratification at this meeting.

     The firm of KPMG Peat Marwick LLP has audited the books of the Company and its predecessor for more than twenty five years. KPMG Peat Marwick LLP has no direct or indirect material financial interest in the Company. A representative of KPMG Peat Marwick LLP is expected to be present at the meeting and will be given the opportunity to make a statement, if he so desires. The representative will also be available to respond to questions raised by those in attendance at the meeting.

     The affirmative vote of a majority of the outstanding shares of the Company's Common Stock voting on the matter is required to approve the proposal. Ratification by the stockholders is not required. If the proposal is not approved by the stockholders, the Board of Directors does not plan to change the appointment for fiscal 1999, but will consider the stockholder vote in appointing auditors for fiscal 2000.

                            ------------------------

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

                            ------------------------

                                 OTHER MATTERS

     The management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the meeting. It is intended, however, that the persons named as proxies will vote the proxies in regard to such other matters and the transaction of such other business as may properly be brought before the meeting, as seems to them to be in the best interest of the Company and its stockholders.

                             STOCKHOLDER PROPOSALS

     In accordance with the rules established by the SEC for a proposal of a stockholder to be included in the Board of Directors' proxy statement for the Company's 1999 Annual Meeting, the proposal must be received at the principal executive offices of the Company on or before December 28, 1998. Such a proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement.

     In addition, the Company's By-Laws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the By-Laws, to the Company at its principal executive offices not less than 75 days nor more than 180 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"); provided, however, that in the event that the annual meeting is called for a date more than seven calendar days prior to the Anniversary Date, stockholders may, under certain circumstances set forth in the Company's By-Laws, have additional time to deliver their stockholder notice.

                                                                      4880-PS-98

JBI01 1                          DETACH HERE


                                     PROXY

                                J. BAKER, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


   The undersigned hereby appoints Sherman N. Baker and Melvin M. Rosenblatt, and each of them individually, attorneys with full power of substitution in each for and in the name of the undersigned, with all powers the undersigned would possess if personally present to vote all shares of the Common Stock of
J. Baker, Inc. (the "Company") held of record by the undersigned on April 10, 1998 at the Annual Meeting of Stockholders to be held June 2, 1998 and any adjournment or postponement thereof.


-----------                                                         -----------
SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                SIDE
-----------                                                         -----------


JBI01 1                                                 DETACH HERE

[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO
    DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE
    UPON SUCH OTHER BUSINESS AS MAY PROPERTY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

                                                                                                        FOR    AGAINST   ABSTAIN
    1. Proposal to elect three Class III Directors:            2. Proposal to amend the Company's       [ ]      [ ]       [ ]
       NOMINEES: J. Christopher Clifford, David Pulver,           1994 Equity Incentive Plan.
                 Alan I. Weinstein
                                                               3. Proposal to amend the Company's       [ ]      [ ]       [ ]
                   FOR       WITHHELD                             1992 Director's Stock Option Plan.
                   [ ]         [ ]
                                                               4. Proposal to ratify the selection of   [ ]      [ ]       [ ]
                                                                  KPMG Peat Marwick LLP as independent
       [ ] ___________________________________________            auditors of the Company for the fiscal
           For all nominees except as noted above                 year ending January 30, 1999.

                                                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT               [ ]

                                                               Please sign in the same form as name appears on this card.
                                                               Fudiciaries and corporate officers should indicate their title.


Signature: _______________________________ Date: ____________  Signature: _______________________________ Date: ____________


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